UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 2, 2018

FLEXSTEEL INDUSTRIES, INC.
(Exact name of registrant as specified in its charter)

Minnesota	0-5151	42-0442319
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

385 Bell St, Dubuque, Iowa	52001
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 563-556-7730

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02                          Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)            Timothy E. Hall, Chief Financial Officer of Flexsteel Industries, Inc. (the “Company”), will be retiring from the Company on June 30, 2018, after 23 years of service.  Further information regarding the transition is set forth below under Item 5.02(c).

Mr. Hall will assist in the transition of his CFO responsibilities and will continue working on the business information systems project, the Dubuque Operations building construction project, and will continue serving as Secretary to the Board of Directors until his retirement.

(c)            On January 3, 2018, Flexsteel announced that Marcus D. Hamilton has been named as the Company’s Chief Financial Officer effective January 8, 2018.

Mr. Hamilton, age 44, was the Global Vice President - Finance for Valspar Paints, a global industrial coatings and consumer paints company, from 2014 - 2017.  Before joining Valspar, Mr. Hamilton was the Chief Financial Officer of Ames True Temper, a manufacturer of non-powered lawn and garden equipment, from 2011- 2014.  Other relevant financial positions include over a decade at Stanley Black & Decker and work at FCI, a global manufacturer of electronic connectors. Mr. Hamilton received his BBA in Finance and Commercial Law at Western Michigan University and obtained his MBA from the University of Maryland.

In connection with Mr. Hamilton’s appointment as Chief Financial Officer, the Company entered into a Letter Agreement with him, dated December 23, 2017 (the “Letter Agreement”), that provides for an annual salary of $350,000.  In addition, Mr. Hamilton will participate in the cash incentive and long-term incentive plans.  Mr. Hamilton’s participation in the Flexsteel Cash Incentive Plan will be set at 60% of his base salary with a maximum funding of 200% of target.  Mr. Hamilton’s performance in the Long-Term Incentive Plan (“LTIP”), prorated for days employed, will be based on performance periods ending June 30, 2018, June 30, 2019, and June 30, 2020.  Mr. Hamilton’s participation in the LTIP will be 50% of his base salary, and paid in shares.  The bonus formula and annual target amount is established by the Compensation Committee and approved by the Board annually, and described in the Company’s Proxy Statement.

The Company will pay or reimburse Mr. Hamilton for expenses related to his relocation to Dubuque, Iowa, which must be reimbursed on a pro-rata basis should Mr. Hamilton’s employment be terminated for any reason during the first two (2) years of employment.

Mr. Hamilton will also be entitled to participate in such life insurance, disability, medical, dental, retirement plans and other programs as may be generally available from time-to-time by the Company for the benefit of similarly situated employees or its employees generally, and to four weeks of paid vacation per year.

As part of the Letter Agreement, if the Company terminates Mr. Hamilton for other than cause, death or disability, the Company will pay Mr. Hamilton an amount equivalent to twelve (12) months base salary plus an amount equivalent to the value of the cash incentive plan payment at target performance in the year of termination.

The Letter Agreement is attached hereto as Exhibit 10.1 and incorporated by reference in response to this Item 5.02.  The foregoing description of such agreement is qualified in its entirety by reference to the full text of such agreement.

A copy of the press release dated January 3, 2018, announcing the naming of Mr. Hamilton to the Chief Financial Officer position, is attached hereto as Exhibit 99.1.

Item 9.01                          Financial Statements and Exhibits

Exhibit 10.1 - Letter Agreement between Marcus Hamilton and Flexsteel Industries, Inc. dated December 23, 2017.

Exhibit 99.1 - Press Release by Flexsteel Industries, Inc. on January 3, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FLEXSTEEL INDUSTRIES, INC.
(Registrant)

Date: January 3, 2018	By:	/s/ Timothy E. Hall
Timothy E. Hall
Senior Vice President-Finance, CFO, and Secretary
Principal Financial and Accounting Officer